Exhibit 99.1
    Brenda Nolte				July 15, 1999
    Corporate Affairs Officer
    AMC Entertainment Inc.
    (816) 221-4000


             AMC Entertainment mourns loss of visionary leader
                Stan Durwood, and reaffirms succession plan

KANSAS CITY, Mo. - AMC Entertainment Inc., (AMEX: AEN), one of the world's leading theatrical exhibition companies, has announced today that Stanley H. Durwood, co-chairman and chief executive officer, died last night, at his Kansas City home after a long battle with esophageal cancer. He was 78.

Upon return from the military service in 1945, Durwood joined his father Edward
D. Durwood in what was then a small, regional theatre circuit. After his father's death in 1960, Durwood steered the growth of the company to become today's AMC Entertainment. Under Durwood's leadership, AMC has grown to become a major theatre circuit with over 2,700 screens and a significant presence in North America, Europe and Asia. Recognized as theinventor of the multiplex, a multiple-screen movie theatre, Durwood was honored many times as an innovator and visionary in the theatrical exhibition industry.
He was also recognized for his wide range of charitable and community interests.

"Stan Durwood was a true legend of the theatrical exhibition industry, as well as one of the great entrepreneurs of all time. His passing is a deep loss for everyone who knew and worked with him in the industry, and in Stan's beloved hometown of Kansas City," said Peter Brown of AMC Entertainment. "Stan's vision and drive created the preeminent company in our industry," Brown said. "He prepared the company well for its future, leaving a strong foundation for continued growth and leadership."

AMC expects no changes in ownership in the wake of Durwood's passing. Under an ownership succession plan that has long been in place, Durwood's AMC stock is held by a Voting Trust as the owner of record, under the trusteeship of Raymond
F. Beagle Jr., the company's general counsel, and Charles J. Egan Jr., a director of the company. The Board of Directors has formally elected Brown as the company's new chairman and chief executive officer under a previously announced management succession plan.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its worldwide circuit of AMC Theatres, the Company operates 218 theatres with 2,729 screens in 23 states, the District of Columbia, Hong Kong, Japan, Portugal, Spain and Canada. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company is headquartered in Kansas City, Mo. For more information on the Company, visit the website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, demographic changes, changes in economic climate,increase in demand for uncertainties.

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